UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2011

Pizza Inn Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-12919	45-3189287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas	75056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      Entry into a Material Definitive Agreement

On October 26, 2011, Pizza Inn Holdings, Inc. (the “Company”) and Amegy Bank National Association (“Amegy”) entered into an Amended and Restated Loan Agreement (the “Agreement”) amending and restating certain provisions of the Loan Agreement originally dated January 11, 2010 and amended January 10, 2011. Among other things, the Agreement increases the Company’s term loan facility, extends the advance period on the term loan facility, and revises certain financial ratios and other covenants.  As amended, the Amegy credit facility provides a $2.0 million revolving credit facility (with a $250 thousand letter of credit subfacility) and a $4.0 million term loan facility, in addition to $0.7 million in existing term loans.  The Company currently has no borrowings outstanding on the revolving credit facility.

The Company may borrow, repay and reborrow under the Amegy revolving credit facility through January 11, 2013, at which time all amounts outstanding under the revolving credit facility mature.  Availability under the revolving credit facility is limited by advance rates on eligible inventory and accounts receivable. Interest on indebtedness from time to time outstanding under the revolving credit facility is computed at Amegy’s prime rate and is payable monthly.  A commitment fee of 0.25% per annum is payable quarterly on the average unused portion of the revolving credit facility.

Amegy has agreed to make term loans under the term facility through October 31, 2012.  Advances for such term loans are limited by a percentage of the costs of equipment and leasehold improvements for new restaurant locations of the Company and may not be reborrowed after repayment.  Interest only is payable monthly on each term loan for up to 120 days after the initial advance.  Thereafter, each term loan is payable in 36 equal monthly installments of principal plus accrued interest.  Interest on each term loan accrues at Amegy’s prime rate plus 1% or, at the Company’s option, a fixed rate determined by Amegy.  A fee of 0.5% of the increased term loan facility was paid at closing.

The obligations of the Company under the Agreement are guaranteed by each of its direct and indirect subsidiaries and are secured by a pledge of all of the outstanding stock of such such subsidiaries, as well as security interests in substantially all of the assets of the Company and its subsidiaries including, but not limited to, accounts receivable, inventory and equipment.  The Agreement contains various affirmative covenants which, among other things, require the Company to provide Amegy with certain financial statements, compliance statements, reports and other information.  The Agreement also contains various negative covenants which, among other things, require the Company to maintain certain financial ratios and restrict the ability of the Company to engage in certain activities.  If an event of default occurs under the Agreement, Amegy may terminate all commitments under the credit facilities and declare all unpaid principal, interest and other amounts owing under the credit facilities to be immediately due and payable.

The description of the Amended and Restated Loan Agreement set forth above is qualified in its entirety by reference to the Amended and Restated Loan Agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

ITEM 9.01.                      Financial Statements and Exhibits

(c) Exhibits.

10.1	Amended and Restated Loan Agreement dated October 26, 2011, between Pizza Inn Holdings, Inc. and Amegy Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.

Date: October 31, 2011	By:	/s/ Charles R. Morrison
Charles R. Morrison, President
and Chief Executive Officer